Exhibit (a)(1)(J)

Dear ECI Employee:

On or about September 26, 2006, we announced the offer by ECI Telecom Ltd. (“ECI” or the “Company”) to exchange (the “Offer”) (i) certain outstanding rights to be issued options (the “option rights”) to purchase ordinary shares of the Company (“ordinary shares”) under the 2002 Sub-Plan (United States) under the Company’s Employee Share Incentive Plan 2002 (the “option plan”) for (ii) ordinary shares to be granted as “restricted stock” under the terms of the 2005 Sub-Plan (United States) under the Company’s Employee Restricted Share Incentive Plan 2005. In connection with the Offer, we are providing to you herewith:

(1) a revised letter of transmittal; and

(2) the following documents filed by ECI with the Securities and Exchange Commission:

(a)	Report of Foreign Issuer on Form 6-K for the month of March, 2006, filed on March 20, 2006, containing ECI’s financial statements for the fiscal year ended December 31, 2005;

(b)	Report of Foreign Issuer on Form 6-K filed on May 11, 2006, containing ECI’s financial results for the interim period ended March 31, 2006; and

(c)
Exhibit 4 to Report of Foreign Issuer on Form 6-K for the month of August, 2006, filed on August 18, 2006, containing ECI’s unaudited interim consolidated financial statements for the interim period ended June 30, 2006.

The Company’s board of directors makes no recommendation as to whether you should tender or refrain from tendering your option rights in the Offer. You must make your own decision regarding whether or not to tender your option rights.

The Offer is being made under the terms and subject to the conditions of the offer to exchange previously provided to you and the related letter of transmittal enclosed with this letter. You should carefully read the entire offer to exchange and the letter of transmittal before you decide whether or not to tender your option rights. A tender of option rights involves risks which are discussed in the offer to exchange.

To tender option rights, you must properly complete and return to us the enclosed letter of transmittal and any other documents specified in the letter of transmittal by the expiration date of the Offer. Please do not use the letter of transmittal which was previously provided to you to tender your option rights.

If you have any questions about the Offer, please call Jagdish Chugani (Director, Human Resources) at (412) 809-4307.

We thank you for your continued efforts on behalf of the Company.

Sincerely,

ECI Telecom Ltd.
Enclosures